EXHIBIT 10.1

Mr. Paul B. Toms, Jr.
Hooker Furniture Corporation
440 East Commonwealth Blvd.
Martinsville, VA 24112

Dear Paul:

This letter is to confirm our discussions regarding consulting services following my [recent] retirement from Hooker Furniture Corporation at the end of the 2014 fiscal year. The scope of my work will be as follows:

1.
Provide monitoring and guidance, in conjunction with executive management, regarding H Contract. This will consist of interim work in helping recruit a new GM for H Contract, as well as daily check-in calls, occasional calls with the sales force, and calls with other H Contract staff as needed. Additionally, I will spend 1 day each week in the corporate office, typically Wednesday. All of the above will be coordinated with the S.V.P. Administration, and subject to her approval.

2.	Participate in strategic planning meetings with executive management and others as requested. This may be quarterly, but will be subject to your request and approval.

3.	Perform project work on various issues or one-time needs or other involvement as needs arise.

Fees and expenses:

The above noted activities, and others as needed that we may agree to on a case-by-case basis, will be completed at an hourly rate of $200. If any activities require a full day, the charge will not exceed $1,600. Invoicing will be monthly at the last calendar day of that month. In addition, travel and other out-of-pocket expenses will be billed monthly, at the rates allowable by company policy.

Confidentiality:

All information with respect to Hooker Furniture will be kept strictly confidential, and used only for the completion of the work described herein.

I look forward to working with you and others in a manner that has been established over the last seven years, to the benefit of Hooker Furniture and its stakeholders. Please let me know if there are any questions.

HOFT Consulting Agreement

Peace,

/s/ Alan D. Cole
Alan D. Cole
May 21, 2014

Agreed and accepted by /s/ Paul B. Toms, Jr.
                                            Chairman and Chief Executive Officer
                                            Hooker Furniture Corporation